UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2011

XL GROUP
Public Limited Company
(Exact name of registrant as specified in its charter)

Ireland	1-10804	98-0665416
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

No. 1 Hatch Street Upper, 4th Floor, Dublin, Ireland		2
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: +353 (1) 405-2033

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On June 16, 2011, XL Group plc (the “Company”) announced that Peter R. Porrino will be appointed as Executive Vice President and Chief Financial Officer of the Company and as Executive Vice President of its wholly-owned subsidiary XL Global Services, Inc. (“XLGS”), with an anticipated start date of August 25, 2011. Mr. Porrino will report to the Company’s Chief Executive Officer.

Mr. Porrino, age 54, has served as the Global Director of Insurance Industry Services for Ernst & Young since 1999. Biographical and other information relating to Mr. Porrino are set out in the attached press release.

On June 18, 2011, the Company and XLGS entered into an employment agreement with Mr. Porrino that will commence on August 25, 2011 and have a three year term. Mr. Porrino’s base salary will be $600,000, and he will be eligible to participate in the Company’s annual incentive program, with a target bonus opportunity of 150% of his base salary. His minimum annual bonus for calendar year 2011 will be his target bonus, prorated based on his start date. Mr. Porrino’s annual bonus for calendar year 2012 will be equal to 50% of his target bonus plus 50% of his bonus payout calculated under the 2012 annual bonus program of the Company. Mr. Porrino will be eligible to participate in the long-term incentive plans of the Company, and, for periods beginning with calendar year 2012, the Company intends to grant long-term incentive awards to him which will have an aggregate grant date value, as determined by the Management Development and Compensation Committee of the Board of Directors of the Company (the “MDCC”), of approximately $1.9 million. Mr. Porrino will also be granted a sign-on award, subject to the approval of the MDCC, of restricted stock units valued at $1.5 million on the date of grant, half of which will cliff-vest on the third anniversary of the date of hire and the remainder of which will vest ratably over a three year period from the date of hire. In the event Mr. Porrino’s employment is terminated by the Company not for cause, the portion of the restricted stock units subject to ratable vesting will vest upon such termination of employment.

In the event of termination of Mr. Porrino’s employment prior to the end of the term of the employment agreement by the Company without cause, or such termination by him following the assignment to him of duties materially inconsistent with his position or the breach by the Company of certain of the provisions of the employment agreement, which assignment or breach is not cured after notice from Mr. Porrino, Mr. Porrino will be entitled to a cash lump sum payment in an amount equal to the sum of (x) his annual base salary, and (y) his targeted annual bonus for the year of termination prorated for the period through the termination date. Such severance payment will be conditioned on Mr. Porrino’s execution and delivery to the Company of a general release of claims. His continued rights to benefits under any employee benefit programs, including rights with regard to stock options or other stock-based compensation and other long term incentives, will (except as described above) be as set forth in the applicable plan and award agreements.

In the event of termination of Mr. Porrino’s employment prior to the end of the term of the employment agreement and following a Change in Control (as defined in the employment agreement) by the Company without cause or by him for good reason

(as defined in the employment agreement), in lieu of the severance payment set forth above, he will be entitled to a cash lump sum payment equal to the sum of (x) two times his annual base salary and (y) two times his targeted annual bonus for the year of such termination. His continued rights to benefits under any employee benefit programs, including rights with regard to stock options or other stock-based compensation and other long term incentives, will (except as described above) be as set forth in the applicable plan and award agreements.

Mr. Porrino has also agreed to confidentiality, non-competition and non-solicitation provisions set forth in the employment agreement, and the employment agreement provides for indemnification of Mr. Porrino by the Company to the maximum extent permitted by applicable law and its charter documents and requires the Company to maintain directors’ and officers’ liability coverage.

A copy of the employment agreement is attached hereto as Exhibit 10.1 and a copy of the press release announcing the appointment is attached hereto as Exhibit 99.1. Each such exhibit is incorporated by reference herein.

During the period prior to Mr. Porrino’s start date, Mr. Stephen Robb, Corporate Controller, will sign, as the Company’s principal financial officer and principal accounting officer, the Company's SEC filings and related certifications that require the signatures of such persons. Mr. Robb, age 40, joined the Company in 2004 and prior to his appointment as Corporate Controller in December 2010, served as Senior Vice President - Accounting Policy and SEC Reporting Officer of the Company.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibit. The following exhibits are filed herewith:

Exhibit No.	Description

Exhibit 10.1	Employment Agreement with Mr. Peter R. Porrino

Exhibit 99.1	Press Release (“XL Group plc Appoints Peter R. Porrino As Chief Financial Officer”) dated June 16, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 21, 2011

XL Group plc
(Registrant)

	By:	/s/ Kirstin R. Gould
		Name:	Kirstin R. Gould
		Title:	General Counsel and Secretary